(Upjohn logo)



                                THE UPJOHN COMPANY
                                 7000 PORTAGE ROAD
                             KALAMAZOO, MICHIGAN 49001

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 17, 1994



To Our Shareholders:

The Annual Meeting of Shareholders of The Upjohn Company, a Delaware corporation, will be held at the Radisson Plaza Hotel, 100 West Michigan Avenue, Kalamazoo, Michigan on Tuesday, May 17, 1994, at 1:30 p.m., EDT, for the following purposes:

  1. To elect four directors for a term of three years in accordance with the By-Laws of the Company.

  2.           To vote on three shareholder proposals.

  3. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 18, 1994 are entitled to notice of and to vote at the meeting or any adjournments thereof.

Kalamazoo, Michigan                              By Order of the Board
April 8, 1994                                    Kenneth M. Cyrus
                                                 Secretary



WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                THE UPJOHN COMPANY
                                 7000 PORTAGE ROAD
                             KALAMAZOO, MICHIGAN 49001

                                  PROXY STATEMENT
  This proxy statement and related proxy are being mailed to shareholders of The Upjohn Company on or about April 8, 1994 in connection with the solicitation by the Company of proxies to be used at the Annual Meeting of Shareholders of the Company to be held at the Radisson Plaza Hotel, Kalamazoo, Michigan on Tuesday, May 17, 1994, at 1:30 p.m., EDT, and at all adjournments thereof.


  Any person giving a proxy has the power to revoke it at any time before it is voted. The Company will bear the costs of solicitation of proxies. The Company may also reimburse persons holding stock in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The solicitation is being made by mail and may also be made by telephone or by telegraph by officers, directors and regular employees of the Company. In addition, the Company has engaged the services of D. F. King & Co., Inc., to assist in the solicitation of proxies for a fee not to exceed $20,000, plus out-of-pocket expenses.


  It is the Company's policy that all proxies, ballots and voting tabulations that identify how shareholders voted will be kept confidential, except where disclosure may be required by applicable law, where disclosure is expressly requested by a shareholder, and in proxy solicitations not approved and recommended by the Board of Directors, and that the tabulators and the inspectors of election be independent and not employees of the Company.


  Shareholders of record at the close of business on March 18, 1994 are entitled to notice of and to vote at the meeting. At the close of business on February 28, 1994, the Company had 173,584,181 shares (excluding 17,007,342 treasury shares) of Common Stock outstanding, each share being entitled to one vote. These shares will be voted as specified in the shareholder's proxy. The Company's fiscal year is a calendar year.


  At the close of business on February 28, 1994, shares of Series B Convertible Perpetual Preferred Stock of the Company were held by The Upjohn Company Employee Stock Ownership Trust pursuant to The Upjohn Employee Savings Plan having votes equivalent to 7,372,278 shares of Common Stock. Shares under The Upjohn Employee Savings Plan that have been allocated to participant accounts will be voted as specified in the participant's proxy. If a participant is also a shareholder of record, the proxy given by such person will govern the voting of shares held by the participant both directly and through the Plan. State Street Bank and Trust Company, as the Trustee of the Plan, will vote unallocated and unvoted shares in the same proportion as shares voted by Plan participants.


  If a shareholder participates in the Company's Dividend Reinvestment and Stock Purchase Plan, any proxy given by such shareholder will also govern the voting of all full shares held for the shareholder's account under that Plan.


  Matters submitted to a vote of shareholders must be approved by the holders of a majority of the shares voting on such matter at the Annual Meeting. In determining whether a quorum exists at the meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including votes to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes, will be counted. Abstentions with respect to a particular proposal will be counted as part of the base number of votes to be used in determining if that particular proposal has received the requisite percentage of base votes for approval, while broker non-votes will not be counted in such base for such proposal. Thus, an abstention will have the same effect as a vote "against" such proposal while a broker non-vote will have no effect. If an individual has signed a proxy card but failed to indicate a vote "for," "against" or "abstaining" from a particular proposal, such proxy will be voted for all nominees and against all shareholder proposals in accordance with the discretion granted to the proxies.



                            ELECTION OF FOUR DIRECTORS

  The Board of Directors is composed of three classes of members. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy to vote to elect Frank C. Carlucci, William D. Mulholland,
R. T. Parfet, Jr., and John L. Zabriskie, Ph.D., as directors for three-year terms. However, Mr. Parfet will become age 72 in October 1994, which is the current retirement age for directors, and Mr. Parfet intends to retire at that time. The Board may then either reduce the size of the Board or appoint a successor director who would serve until the next Annual Meeting of Shareholders, at which time such director would be nominated for election by the shareholders for the remainder of Mr. Parfet's term.


  It is expected these nominees will serve, but if, for any unforeseen cause, any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising before the Annual Meeting of Shareholders in accordance with the discretionary authority of the persons named in the proxy.


  Information with respect to the nominees for election and the directors continuing in office with respect to age, positions with the Company or other principal occupations for the past five years, other directorships and the year each was initially elected a director of the Company is as follows:



                  NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                       For Three-Year Term Expiring in 1997


[Photo to be Inserted]

FRANK C. CARLUCCI, age 63, Chairman, The Carlyle Group, a merchant bank in Washington, D.C. Mr. Carlucci was vice chairman of The Carlyle Group from 1989 to 1993. He served as U.S. Secretary of Defense from 1987 to 1989.
Mr. Carlucci is currently on the board of directors of Ashland Oil, Inc.; Bell Atlantic Corporation; Connecticut Mutual Life Insurance Company; East New York Savings Bank; Ecotech, Inc.; General Dynamics Corporation; International Planning and Analysis Center; Kaman Corporation; Neurogen Corporation; Northern Telecom Limited; The Quaker Oats Company; SunResorts, Ltd., N.V.; Texas Biotechnological Corporation; Westinghouse Electric Corporation; and serves on the board of trustees for the nonprofit Rand Corporation. Mr. Carlucci has served as a Director of The Upjohn Company since 1990 and is a member of the Audit; the Compensation and Incentive; the Finance; and the Nominating Committees of the Board of Directors.


[Photo to be Inserted]

WILLIAM D. MULHOLLAND, age 67, former Chairman of the Board and Chief Executive Officer of the Bank of Montreal. Mr. Mulholland is currently a director of the Bank of Montreal; Brooks Fashion Stores, Inc. and Canadian Pacific Ltd. He is a trustee of Queen's University and a member of the Advisory Committee on Canadian Studies at the School of Advanced International Studies, Johns Hopkins University. Mr. Mulholland has received honorary Doctor of Laws degrees from Memorial University and Queen's University. He has served as a Director of The Upjohn Company since 1977 and is a member of the Compensation and Incentive; the Executive; the Finance; and the Nominating Committees of the Board of Directors.


[Photo to be Inserted]

(1)RAY T. PARFET, JR., age 71, former Chairman of the Board and Chief Executive Officer of the Company. Mr. Parfet is also a former chairman of the Pharmaceutical Manufacturers Association. He has served as a director for The ARO Corporation, Michigan Bell Telephone Company and Union Pump Company and as a trustee of Bronson Healthcare Group, Inc. and the National 4-H
Council in Washington, D.C. He is currently a director of The W. E. Upjohn Unemployment Trustee Corporation. He has served as a Director of The Upjohn Company since 1958 and is a member of the Executive Committee of the Board of Directors.


[Photo to be Inserted]


JOHN L. ZABRISKIE, Ph.D., age 54, Chairman of the Board and Chief Executive Officer of the Company. Prior to joining the Company earlier this year, Dr. Zabriskie had spent his entire career with Merck & Co., Inc. During the last five years, he has held several officer positions with Merck in sales, marketing, public affairs and manufacturing, serving most recently as executive vice president of Merck & Co., Inc., and president, Merck Manufacturing Division. He is active in the debate over U. S. health care reform as a member of the Jackson Hole Group for Healthcare Reform and the Healthcare Leadership Council. He is also active in the Pharmaceutical Manufacturers Association. Dr. Zabriskie has served on the boards of Penjerdel Corporation; Pennsylvania Biotechnology Association; the National Pharmaceutical Council, Inc.; Morristown Memorial Hospital and Wells College; he is currently a director of First of America Bank Corporation. He began serving as a Director of The Upjohn Company in January 1994 and is a member of the Executive and the Finance Committees of the Board of Directors.


              MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                               Term Expiring in 1995


[Photo to be Inserted]


M. KATHRYN EICKHOFF, age 54, President, Eickhoff Economics Incorporated, economic consultants. Ms. Eickhoff is the former associate director for Economic Policy, United States Office of Management and Budget. She serves as a director of AT&T, National Westminster Bancorp. Inc. and Tenneco Inc. Ms. Eickhoff is a member of several business organizations including The Conference of Business Economists, The Economic Club of New York and the National Association of Business Economists. She served as a Director of The Upjohn Company from 1982 to 1985 and returned as a Director in 1987. She is a member of the Audit; the Executive; the Finance; and the Nominating Committees of the Board of Directors.


[Photo to be Inserted]

DARYL F. GRISHAM, age 67, President and Chief Executive Officer, Parker House Sausage Company. Mr. Grisham joined Parker House Sausage Company in 1954.
He has been a director of that company since 1961 and was promoted to his current position in 1969. Mr. Grisham is a former director for G. D. Searle and Company and Illinois Bell Telephone Co. He serves as a director of Harris Bankcorp, Inc.; Lincoln Park Zoological Society and the Rehabilitation Institute of Chicago. He also serves as a trustee for the Chicago Museum of Science & Industry and Northwestern University. He was named to the Chicago Business Hall of Fame in 1984. He has served as a Director of The Upjohn Company since 1989 and is a member of the Compensation and Incentive; the Executive; the Nominating; and the Social Responsibility Committees of the Board of Directors.


[Photo to be Inserted]

LAWRENCE C. HOFF, age 65, former President and Chief Operating Officer of the Company. Mr. Hoff has long been active in major industry and educational associations including: director, American Diabetes Association, Inc.; trustee, Borgess Medical Center; director, Council on Family Health; chairman, Pharmaceutical Manufacturers Association; member, U.S. Chamber of Commerce, International Policy Committee. He holds an honorary Doctor of Science in Pharmacy degree from Massachusetts College of Pharmacy and Allied Health Sciences, and is currently a director of Alpha Beta Technology, Inc.; Curative Technologies, Inc.; and MedImmune, Inc. He has served as a Director of The Upjohn Company since 1973 and is a member of the Audit and the Social Responsibility Committees of the Board of Directors.


[Photo to be Inserted]

JERRY R. MITCHELL, M.D., Ph.D., age 52, Vice Chairman of the Board and President, Upjohn Laboratories. Previously, Dr. Mitchell had been Executive Vice President and President, Upjohn Laboratories (1991-92); Senior Vice President and President, Upjohn Laboratories (1990); and Vice President for Pharmaceutical Research (1989-90). Prior to joining The Upjohn Company,
Dr. Mitchell was a professor of internal medicine and the director of the Center for Experimental Therapeutics, Baylor College of Medicine and Affiliated Hospitals. During his distinguished career, Dr. Mitchell has served on many national advisory boards and committees and has received numerous honors and scientific awards. He has published two books and has written hundreds of manuscripts and abstracts. Dr. Mitchell has been a Director of The Upjohn Company since 1991.


[Photo to be Inserted]

(1)WILLIAM U. PARFET, age 47, President and Chief Executive Officer of Richard-Allan Medical Industries, Inc., a manufacturer of surgical equipment and medical supplies. Prior to joining Richard-Allan in October 1993, Mr. Parfet had been Vice Chairman of the Board of the Company, and was President (1991-93) and Executive Vice President (1989-91) before that. Mr. Parfet serves on various boards of directors, including CMS Energy Corporation, the Financial Accounting Foundation, Flint Ink Corporation, Old Kent Financial Corporation, Stryker Corporation and Universal Foods, Inc. He has served as a Director of The Upjohn Company since 1985 and is a member of the Finance and the Social Responsibility Committees of the Board of Directors.


              MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                               Term Expiring in 1996


[Photo to be Inserted]

RICHARD H. BROWN, age 46, Vice Chairman of Ameritech Corp., a telecommunications company. Mr. Brown was elected Ameritech vice chairman in January 1993. He joined Illinois Bell as president and chief executive officer in 1990 and, prior to that, he was executive vice president of United Telecom and U. S. Sprint. He is secretary of the Illinois Business Roundtable, a member of the Economic Club of Chicago and serves actively in many nonprofit organizations in Illinois. Mr. Brown is a director of Ameritech Corp. and serves on a number of other boards. He has served as a Director of The Upjohn Company since September 1993 and is a member of the Compensation and Incentive; the Nominating; and the Social Responsibility Committees of the Board of Directors.


[Photo to be Inserted]

GERALDINE A. KENNEY-WALLACE, age 51, President and Vice-Chancellor of McMaster University, Hamilton, Ontario, Canada. Dr. Kenney-Wallace is a member of the board of directors of the Bank of Montreal, Dofasco Inc., DMR Inc., General Motors (Canada) and Northern Telecom Ltd. She serves on the advisory board of the Canadian Foundation for AIDS Research, the Manning Foundation, and is currently the Honorary Chairman of the Canadian Donner Foundation. During her scientific career in lasers, ultra-fast phenomena and opto-electronics, Dr. Kenney-Wallace has received numerous honors and scientific awards. She has served as a Director of The Upjohn Company since September 1993 and is a member of the Audit; the Finance; and the Social Responsibility Committees of the Board of Directors.


[Photo to be Inserted]

WILLIAM E. LAMOTHE, age 67, former Chairman of the Board and Chief Executive Officer of Kellogg Company, a food company. Mr. LaMothe is a former director of the Food and Drug Law Institute, Kimberly Clark Corporation, Unisys Corporation and the Western Michigan University Foundation. He is currently a director of Allstate Insurance Companies, Kellogg Company and Sears Roebuck and Company; and he is a member of the board and a trustee for the W. K. Kellogg Foundation Trust. Mr. LaMothe serves on the board of governors of the Battle Creek Community United Arts Council and The Battle Creek Community Foundation. He has served as a Director of The Upjohn Company since 1986 and is a member of the Audit; the Compensation and Incentive; the Executive; and the Nominating Committees of the Board of Directors.


[Photo to be Inserted]

LEY S. SMITH, age 59, President and Chief Operating Officer of the Company. Mr. Smith was elected President, Chief Operating Officer and Acting Chief Executive Officer in 1993; he became Vice Chairman of the Board in 1991; and was elected Executive Vice President in January 1989. Mr. Smith is active in a wide variety of business, community, and medical- and pharmaceutical-related activities, including the Pharmaceutical Manufacturers Association; the Virginia Neurological Institute; the Health, Welfare and Retirement Income Task Force of the Business Roundtable; and the Greater Kalamazoo United Way. He has served as a Director of The Upjohn Company since 1989.
_______________________________

(1)R. T. Parfet, Jr., is the father of W. U. Parfet and D. R. Parfet, Executive Vice President for Administration of the Company. As noted above, R. T. Parfet, Jr., intends to retire from the Board in October 1994, when he reaches age 72, the current retirement age for directors.

                     INFORMATION CONCERNING SECURITY OWNERSHIP

           Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain shares listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of Common Stock of the Company listed below for directors and executive officers as a group eliminates such duplication.


           Pursuant to a Schedule 13G filed with the Securities and Exchange Commission by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as Trustee of The Upjohn Employee Savings Plan, the Bank indicated beneficial ownership equivalent to 7.4% of the Company's outstanding Common Stock as of December 31, 1993.


           Pursuant to a Schedule 13G filed with the Securities and Exchange Commission by The Capital Group, Inc., 333 South Hope Street, Los Angeles, California 90071, Capital Research and Management Company, a registered investment adviser and an operating subsidiary of The Capital Group, Inc., exercised, as of December 31, 1993, investment discretion, but not voting power, with respect to 11,001,900 shares, or 6.3% of outstanding shares of the Company's Common Stock, which were owned by various institutional investors.


           Set forth in the following table are the beneficial holdings as of the close of business on March 31, 1994 of individual directors and nominees, the five most highly compensated executive officers for 1993 and all directors and executive officers as a group.

                             Shares of Common Stock Beneficially Owned(1)

                                                                          Shared
                                                 Sole Voting              Voting                   Options
                                                   and/or                 and/or                 Exercisable
                                                 Dispositive            Dispositive               Within 60     % of
                                                    Power                  Power                    Days        Class

Richard H. Brown(2)                                 591  (3)               --                        --          *
Frank C. Carlucci                                 5,628  (3)               --                        --          *
M. Kathryn Eickhoff                               1,500                    --                        --          *
Daryl F. Grisham                                  6,729  (3)               --                        --          *
Lawrence C. Hoff(2)                              37,714                    --                        --          *
Geraldine A. Kenney-Wallace                         250                    --                        --          *
William E. LaMothe(2)                             9,795  (3)               --                        --          *
Jerry R. Mitchell                                 8,777  (4)               --                     116,000        *
William D. Mulholland                             3,007                    --                        --          *
Donald R. Parfet(2)                             556,870  (4)         1,394,690  (5)(6)(7)         138,300       1.1
Ray T. Parfet, Jr.(2)                           961,868  (8)         4,099,952  (5)(6)               --         2.7
William U. Parfet                               517,422  (4)           284,000  (6)               208,438        *
Robert C. Salisbury                              15,470  (4)             5,700  (7)               111,354        *
Ley S. Smith(2)                                  12,834  (4)               --                     185,250        *
Gerald A. Welch                                  17,224  (4)               --                     133,450        *
John L. Zabriskie                                36,500                    --                        --          *
Directors and Executive Officers                         (3)(4)                 (5)(6)
  as a Group (18 persons)(2)                  2,231,424  (8)         5,216,342  (7)             1,079,674       4.5

* Less Than 1%

(1) Excludes the following share units which were awarded under the Company's Incentive Compensation Plans but payment of which is deferred: L. C. Hoff, 6,264; J. R. Mitchell, 1,955; D. R. Parfet, 1,890; R. T. Parfet, Jr., 24,533; W. U. Parfet, 3,365; R. C.
              Salisbury, 6,725; L. S. Smith, 2,769; G. A. Welch, 1,840; and directors and executive officers as a group, 63,215.


(2)           Excludes 350 shares held by the spouse of R. H. Brown; 10,000 shares held by the spouse of L. C. Hoff; 733 shares held by the spouse of W.
              E. LaMothe; 283,194 shares held by the spouse of R. T. Parfet, Jr.;
              13,219 shares held by the spouse of D. R. Parfet; 2,200 shares held by the spouse of L. S. Smith; and 309,696 shares held by the spouses of directors and executive officers as a group; also excludes 289,656 shares held in trust over which the spouse of R. T. Parfet, Jr., has sole voting and dispositive power as trustee; beneficial ownership is disclaimed as to all such shares.


(3)           Includes the following number of shares representing deferred directors' fees payable in stock with respect to which the individual has sole voting power:  R. H. Brown, 291; F. C. Carlucci, 5,128; D.
              F. Grisham, 6,629; and W. E. LaMothe, 7,595.


(4)           Includes the following number of shares or share equivalents credited under The Upjohn Employee Savings Plan with respect to which the individual has sole voting power:  J. R. Mitchell, 777; D. R. Parfet,
              2,625; W. U. Parfet, 4,195; R. C. Salisbury, 4,015; L. S. Smith,
              1,644; G. A. Welch, 7,224; and directors and executive officers as a group, 32,134.


(5)           Includes shares over which D. R. Parfet and R. T. Parfet, Jr., have sole or shared voting or dispositive power as members of the Board of
              Trustees of The W. E. Upjohn Unemployment Trustee Corporation, a
              non-profit corporation which supports research on economic and social problems related to unemployment.


(6) Includes shares held in trust over which voting and/or dispositive power is shared in his capacity as trustee under various trusts.


(7)           Includes shares over which D. R. Parfet and R. C. Salisbury have shared voting and dispositive power as members of the Subcommittee on
              Endowment Management of the Board of Trustees of Kalamazoo College,
              serving as trustees under a charitable remainder trust.


(8) Includes shares held in trust over which R. T. Parfet, Jr., has sole voting and/or dispositive power in his capacity as trustee under various trusts.

                         BOARD OF DIRECTORS AND COMMITTEES

           The Board of Directors held 16 meetings during 1993. Ten non-employee directors and one employee director serve on one or more committees of the Board.


           The Compensation and Incentive Committee of the Board of Directors met eight times during 1993 to administer awards under the Company's Incentive Compensation and Stock Option Plans, take certain other actions relating to compensation matters and benefit plans and recommend to the Board the salaries of all corporate officers. The current members of the Compensation and Incentive Committee are R. H. Brown, F. C. Carlucci, D. F. Grisham, W. E. LaMothe and W. D. Mulholland, none of whom is an employee nor eligible for incentive compensation or stock option awards.


           The Audit Committee met four times during 1993. The Committee recommended to the Board of Directors the selection of Coopers & Lybrand as the Company's independent accountants; reviewed the annual financial statements and discussed them with the auditors and financial staff of the Company prior to their submission to the Board of Directors; reviewed the independence of the independent accountants conducting the audit; reviewed the services provided by the independent accountants; reviewed the scope of the Company's internal audit program; discussed with management and the auditors the Company's accounting system and related systems of internal control; reviewed the Company's information security program; reviewed analyses of officers' expenses and use of Company assets; and consulted as it deemed necessary with the independent accountants, internal auditors and the Company's internal financial staff. Current members of the Audit Committee are F. C. Carlucci, M. K. Eickhoff, L. C. Hoff, G. A. Kenney-Wallace and W.
E. LaMothe.


           The Nominating Committee met 15 times during the year. The Committee makes recommendations to the full Board regarding nominees to fill Board vacancies, nominees for membership on Board committees, policies on Board composition, criteria for Board membership, criteria for continuation on the Board, and removal of directors, if and when required. The Committee will consider director nominees recommended by shareholders. Any such recommendations should be made in writing to the Secretary of the Company at 7000 Portage Road, Kalamazoo, Michigan 49001. Current members of the Nominating Committee are R. H. Brown, F. C. Carlucci, M. K. Eickhoff, D. F. Grisham, W. E. LaMothe and W. D. Mulholland.


                          BOARD OF DIRECTORS COMPENSATION

           Compensation for non-employee members of the Board of Directors consists of an annual retainer fee of $25,000 plus a $1,000 fee for each Board meeting attended; a $1,000 fee for attending the first committee meeting held on any day and a $750 fee for attending subsequent committee meetings held on the same day. In addition, the chairperson for each committee receives a quarterly retainer fee of $1,000. Employee directors do not receive compensation for serving on the Board or on the Board's committees. The Company maintains a retirement plan for outside directors which provides that a director will receive retirement benefits for a period of time equal to the length of his non-employee Board service in an amount equal to 50% of his last annual retainer after 5 years of non-employee service plus 5% for each additional year of non-employee Board service up to a total of 100% of his last annual retainer. The Company also maintains a deferred compensation plan for outside directors, which enables a director to defer payment of his fees until he leaves the Board.


                REPORT OF THE COMPENSATION AND INCENTIVE COMMITTEE


           The Compensation and Incentive Committee, consisting of five independent directors, none of whom has ever served as an officer or employee of the Company or has any known conflicts, recommends to the Board the salaries of all corporate officers and administers the Company's incentive compensation plans. The Committee also reviews with the Board its recommendations relating to the future direction of corporate compensation and benefit policies and practices.


           Annually, the Compensation and Incentive Committee reviews:


           (a) the financial and operational performance of the Company and its major business segments;


           (b)  the performance of each corporate officer;


           (c) the compensation paid key executives in similar positions within the pharmaceutical industry and industry generally; and


           (d) the design and appropriate use of specific short-term and long-term reward vehicles that will support the achievement of business goals and commitment to the Company's shareholders.


         In general, the Company seeks to encourage and reward executive efforts which create shareholder value through achievement of corporate objectives, business strategies and performance goals, by blending annual and long-term cash and equity compensation and, in so doing, to align the interests of executives with those of shareholders.


         The Committee's policies through 1993 can be summarized as follows:

           (a) to increase the proportion of total compensation comprised of variable, or incentive-based, compensation, while reducing the proportion of fixed compensation;


           (b) to place increasing reliance upon individual and business unit performance when awarding individual incentive compensation, while reducing the proportion based upon total corporate performance;


           (c) to place increasing reliance upon external standards of competitive performance rather than internally defined standards when fixing the total amount of incentive compensation that may be awarded; and


           (d) to maintain a competitive level of total executive compensation for competitive performance; and, similarly, to recognize superior performance.

         For 1993, the proportion of senior executive compensation that was fixed (base salary) ranged from 50% to 60%. Base salary is set at competitive levels and based on job level, experience and performance. The remaining 40% to 50% was variable, or incentive-based, compensation, 75% of which was dependent upon the extent to which actual corporate earnings before tax ("EBT") met budgeted EBT levels and 25% of which was based upon the Company's earnings growth as compared with the median earnings growth of our peer companies. The comparator group used to assess competitive practices is the group of companies included in the peer group index identified on page 17.


         In addition to the stock options granted in February 1993, the Committee granted special stock options in December 1993 to selected employees whose individual performance and leadership were deemed critical to the Company's future success. These stock options will become exercisable if the Company's stock price appreciates by certain thresholds over the market price on the date of grant.


         In reviewing the compensation policies at the end of 1993, the Committee determined that it had approached an appropriate level of variable compensation based upon our existing business objectives. In addition, the Committee decided that a greater proportion of the variable compensation should be based on the Company's performance relative to that of peer pharmaceutical companies. Accordingly, the Committee's policies were revised for 1994 and can be summarized as:

           (a) total executive compensation should be maintained at a competitive level for competitive performance and, similarly, superior performance should be recognized;


           (b) variable, or incentive-based, compensation should range from 30% to 50% of total compensation, with the higher-ranking executives having a greater proportion of variable or incentive-based compensation;


           (c) with respect to variable, or incentive-based, compensation, at least 50% should be based upon external standards of competitive performance rather than internally established financial goals; and


           (d) equity-based compensation (stock options, restricted stock, performance shares and deferred incentive compensation) should be increasingly used to link employee performance to shareholder interests, promote and encourage stock ownership in the Company and provide an incentive to create long-term shareholder value.

         Listed below are several actions that illustrate the Committee's commitment to these revised policies.

         In 1994, 50% of incentive compensation will be dependent upon the extent to which actual corporate EBT meets budgeted corporate EBT levels, and the remaining 50% will be determined by Upjohn's Total Market Return performance relative to the average Total Market Return of peer pharmaceutical companies.


         Consistent with our focus on performance-driven compensation, the Company eliminated the Christmas Bonus for 1994 and subsequent years (which had been equal to 5% of base salary after eight years of service), and increased incentive compensation target ranges by 5% of base salary.


         As in prior years, 20% of incentive compensation earned each year will be deferred in shares of Company stock which will not vest until retirement.


         The Committee grants annual ten-year stock options, having a value based on the level of stock price appreciation over the market price on the date of grant. The Committee considers the level of stock options granted by competitive companies and the number of Upjohn stock options previously granted, currently outstanding and proposed to be granted in reaching its decision to make additional grants of stock options to executive officers. Restricted stock, which cannot be sold or transferred until earned in future years, is issued on an infrequent and selective basis according to the Committee's assessment of appropriate recognition and retention factors.


         To further increase executive stock ownership and enhance the focus on the long-term competitive financial performance of the Company, the Committee made two initial grants of performance shares in 1994, one measured over a two-year period and one measured over a three-year period. The utilization of performance shares was approved by shareholders as part of The Upjohn Management Incentive Program of 1992. The stock reserved for payment of performance share awards was reallocated from the stock that would normally have been reserved for issuance as stock options. The Performance Shares will be payable in shares of the Company's Common Stock and will be earned based upon the Company's relative Total Market Return, Return on Net Assets and Net Earnings Growth, as compared to the group of peer pharmaceutical companies.


         Because of the extensive time required to discover, develop, test and obtain approval to sell new drugs, a process which often takes ten or more years, performance of executives in the pharmaceutical industry cannot be adequately measured by short-term changes in stock price. Efforts expended today will not reap benefits until several years in the future. Management has taken many difficult but significant steps to position the Company for the future, including realigning its core businesses, sharpening the focus of its research, streamlining product development and regulatory activities, implementing cost containment measures, reducing the number of employees, globalizing operations, forming new strategic partnerships and establishing a corporate commitment to total quality.


     The Internal Revenue Code was recently amended to limit the Company's ability to deduct more than $1 million of an executive's nonperformance-based compensation. The Committee will endeavor in the future to design and administer the Company's performance-based compensation plans (incentive compensation, stock options and performance shares) in a manner that will comply with the IRS exclusion for performance-based compensation, including shareholder approval, administration by disinterested directors and use of nondiscretionary, preestablished performance goals. Base salary will be determined on the basis of job performance and competitive requirements and may, therefore, exceed the $1 million deduction limit, although currently no base compensation exceeds $800,000. In recruiting Dr. Zabriskie to serve as the Company's Chairman and Chief Executive Officer, the Company committed to pay a minimum performance bonus for 1995 that will not be fully deductible under the new limitation.



                       Compensation and Incentive Committee

R. H. Brown  F. C. Carlucci  D. F. Grisham  W. E. LaMothe   W. D.Mulholland

                              EXECUTIVE COMPENSATION

           The following table shows the total compensation received for the last three calendar years by the Company's Acting Chief Executive Officer at year-end; by the next four most highly compensated executive officers who were in office at year-end; and by T. Cooper, M. Novitch and W. U. Parfet who were executive officers for part of 1993. Footnotes to the table are included on the next page.

                                                 SUMMARY COMPENSATION TABLE


                                                 Annual Compensation               Long-Term Compensation
                                                                 Other                Securities      All
                                                                Annual    Restricted    Under-       Other
                                                                Compen-      Stock       lying      Compen-
                                             Base       Bonus   sation      Awards      Options     sation
  Name and Principal Position       Year    Salary       (1)      (2)         (3)         (#)         (4)
L. S. Smith,                        1993    $415,417 $373,999  $ 88,409    $      0     40,000    $5,494
  President and Chief               1992    $380,000 $224,609  $ 51,506    $166,250     40,000    $5,726
  Operating Officer; formerly       1991    $330,000 $216,759  $ 50,173    $231,000     40,000    $6,331
  President, Chief Operating
  Officer and Acting Chief
  Executive Officer (4/14/93-
  12/31/93); and formerly Vice
  Chairman of the Board

J. R. Mitchell,                     1993    $366,875 $244,421  $ 58,409    $      0     40,000    $6,368
  Vice Chairman of the Board        1992    $335,000 $164,247  $ 39,020    $403,750     30,000    $6,621
  and President, Upjohn             1991    $285,000 $134,633  $ 32,266    $      0     25,000    $5,532
  Laboratories

G. A. Welch(5),                     1993    $285,000 $183,824  $ 42,394    $      0     30,000    $6,368
  Executive Vice President          1992    $282,500 $154,347  $ 35,118    $212,109     30,000    $6,621
                                    1991    $255,000 $141,524  $ 32,266    $      0     25,000    $7,297

D. R. Parfet,                       1993    $266,000 $175,338  $ 40,509    $      0     30,000    $6,368
  Executive Vice President          1992    $266,000 $137,914  $ 31,216    $      0     30,000    $6,621
  for Administration                1991    $236,000 $119,097  $ 26,889    $      0     25,000    $7,280

R. C. Salisbury,                    1993    $275,000 $168,251  $ 38,625    $      0     45,000    $6,368
  Executive Vice President for      1992    $272,083 $130,373  $ 29,265    $132,250     25,000    $6,621
  Finance and Chief Financial       1991    $240,000 $119,272  $ 26,889    $      0     23,000    $7,297
  Officer; formerly Senior Vice
  President for Finance and
  Chief Financial Officer

T. Cooper,                          1993    $267,308 $243,426  $      0    $      0     75,000    See (6) below
  Chairman of the Board and         1992    $860,000 $529,239  $117,069    $690,375     75,000    $6,621
  Chief Executive Officer           1991    $860,000 $472,470  $107,555    $      0     75,000    $7,297
  (until 4/14/93)

M. Novitch,                         1993    $368,535 $311,044  $     0     $      0     40,000    See (7) below
  Vice Chairman of the Board        1992    $380,000 $222,751  $ 51,506    $166,250     40,000    $6,621
  (until 12/20/93)                  1991    $330,000 $218,605  $ 51,423    $228,750     40,000    $7,269

W. U. Parfet,                       1993    $368,535 $329,000  $     0     $      0     40,000    See (8) below
  Vice Chairman of the Board        1992    $380,000 $224,609  $ 51,506    $166,250     40,000    $4,962
  (4/14/93-9/30/93); formerly       1991    $330,000 $198,650  $ 45,173    $226,500     40,000    $7,284
  President

(1) Bonus represents 80% of Incentive Compensation Plan awards and other bonuses.


(2) Other Annual Compensation represents 20% of Incentive Compensation Plan awards that are deferred and subject to forfeiture if employment is terminated other than for retirement, death or disability.


(3) The restricted stock included in the table represents the fair market value of the entire restricted stock award on the date of grant, including the value of any supplemental payment in cash or stock that vests ratably as the restricted stock vests. Dividends are paid on the restricted stock at the same time and at the same rate as paid to all shareholders. As of December 31, 1993, based on the market price of the Company's Common Stock on that date of $29.25, L. S. Smith held 4,000 shares of restricted stock valued at $117,000 and the equivalent of 1,000 shares payable in either cash or stock valued at $29,250, which will be earned equally in 1994 and 1995; J. R. Mitchell held 8,000 shares of restricted stock valued at $234,000 and the equivalent of 2,000 shares payable in cash valued at $58,500, which will be earned at the rate of 15% in each of 1994, 1995 and 1996, 20% in 1997 and 35% in 1998; G. A. Welch held 4,000 shares of restricted stock valued at $117,000, which would have been earned equally in 1994 and 1995; and R. C. Salisbury held 2,400 shares of restricted stock valued at $70,200, of which 800 shares will be earned in 1994 and the remainder in 1995.


(4)    Other represents the Company match under The Upjohn Employee Savings Plan.


(5)    G. A. Welch retired from the Company on April 1, 1994.


(6) Under an agreement executed by T. Cooper when he joined the Company in 1980 that credited him with 2.25 years of service for each actual year of service, Dr. Cooper's beneficiary received retirement death benefits equal to approximately $7.2 million, $1.1 million of which was paid from the Company's qualified retirement plan. In addition, his beneficiary received at his death his remaining shares of restricted stock. Dr. Cooper also received $1,592 representing the Company match under The Upjohn Employee Savings Plan.


(7) M. Novitch retired as a corporate officer and member of the Board of Directors in December 1993. Under an agreement executed by Dr. Novitch when he joined the Company in 1985, he was credited with 2.5 years of service for each actual year of service. In connection with his retirement, Dr. Novitch also received (i) the value of restricted stock, incentive compensation and stock options granted or earned in 1993 and
       (ii) nonqualified, supplemental retirement benefits equal to approximately $1.3 million beyond the benefits accrued under his agreement, representing the approximate additional amount he would have received if he had worked until December 31, 1995. The 4,000 shares of restricted stock that he was to have earned in 1994 and 1995 were forfeited. Dr. Novitch also received $6,383 representing the Company match under The Upjohn Employee Savings Plan.


(8) W. U. Parfet resigned as a corporate officer in September 1993 (although he remains on the Board of Directors). In connection with his resignation, Mr. Parfet received (i) the value of restricted stock, incentive compensation and stock options granted or earned in 1993, (ii) non-qualified supplemental retirement benefits equal to approximately $1.8 million beyond his accrued benefits, and (iii) a special cash payment of approximately $1.8 million. The 4,000 shares of restricted stock that he was to have earned in 1994 and 1995 were forfeited. In addition, Mr. Parfet received $5,708 representing the Company match under The Upjohn Employee Savings Plan.


           The following table shows the number and percentage of stock options granted to the named executive officers during 1993, the exercise price and expiration date of the options and the potential realizable value of each grant assuming that the market price of the stock appreciates in value from the date of grant to the expiration date at assumed annualized 5% and 10% rates. Options can be exercised in full after one year of employment from the date of grant with payment in either cash or shares of the Company's Common Stock. Upon a stock-for-stock exercise, the optionee will receive a new, non-qualified reloaded stock option at the then current market price for the number of shares tendered to exercise the option. No reloaded stock options were issued to executive officers in 1994. The reloaded stock option will have an exercise term equal to the remaining term of the exercised option. Options may only be exercised during employment or within three months after employment ceases, except that following retirement at or after age 65 or other approved termination of employment (as was the case with M. Novitch and W. U. Parfet), stock options may be exercised for periods up to five years (but not beyond the original expiration date of the option). The Company is unable to predict or estimate the Company's actual future stock price or place a reasonably accurate present value on the options granted.

                             ORIGINAL STOCK OPTION GRANTS IN LAST FISCAL YEAR



                                                                              Potential Realizable Value
                                                                                at Assumed Annual Rates
                                                                              of Stock Price Appreciation
                                 Individual Grants                                  for Option Term
                         Number of
                        Securities   % of Total
                           Under-      Options
                           lying     Granted to     Exercise or
                          Options   Employees in    Base Price   Expiration
           Name           Granted    Fiscal Year      ($/Sh)        Date           5%($)       10%($)
L. S. Smith. . . . . . .  40,000        1.88%        $28.1875     2/16/03        $709,100   $1,796,900
J. R. Mitchell . . . . .  40,000        1.88%        $28.1875     2/16/03        $709,100   $1,796,900
G. A. Welch. . . . . . .  30,000        1.41%        $28.1875     2/16/03        $531,800   $1,347,700
D. R. Parfet . . . . . .  30,000        1.41%        $28.1875     2/16/03        $531,800   $1,347,700
R. C. Salisbury. . . . .  25,000        1.18%        $28.1875     2/16/03        $443,200   $1,123,100
                          20,000 *       .94%        $32.25      11/16/03        $405,600   $1,028,000
T. Cooper. . . . . . . .  75,000        3.53%        $28.1875     4/22/93 **         0 **         0 **
M. Novitch . . . . . . .  40,000        1.88%        $28.1875    12/20/98        $311,500   $  688,300
W. U. Parfet . . . . . .  40,000        1.88%        $28.1875    12/20/98        $311,500   $  688,300

         * One-half exercisable when stock price exceeds $37.0875 and one-half exercisable when stock price exceeds $42.57 but exercisable for all remaining shares after November 16, 2000 regardless of stock price.

        ** Grant canceled due to death of optionee prior to grant becoming exercisable.

        The following table shows the number of stock options exercised and the value realized by the named executive officers during 1993 and the number of unexercised stock options remaining at year end and the potential value thereof based on the year-end market price of the Company's Common Stock of $29.25:

                                    AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                                                  AND FY-END OPTION VALUES
                                                                Number of
                                                                Securities          Value of
                                                                Underlying         Unexercised
                                                                Unexercised       In-the-Money
                                                                Options at         Options at
                                                                FY-End (#)         FY-End ($)
                               Shares
                             Acquired on          Value        Exercisable/       Exercisable/
    Name                    Exercise (#)      Realized ($)     Unexercisable      Unexercisable
L. S. Smith. . . . . . . .            0                  0     145,250/40,000      $      0/42,500
J. R. Mitchell . . . . . .            0                  0      76,000/40,000      $      0/42,500
G. A. Welch. . . . . . . .           20             $83.75     103,450/30,000      $ 18,810/31,875
D. R. Parfet . . . . . . .            0                  0     108,300/30,000      $ 42,438/31,875
R. C. Salisbury. . . . . .            0                  0      86,354/45,000      $ 34,971/26,563
T. Cooper. . . . . . . . .            0                  0          211,402/0                  0/0
M. Novitch . . . . . . . .            0                  0     150,387/40,000      $      0/42,500
W. U. Parfet . . . . . . .            0                  0     168,438/40,000      $209,342/42,500


                 COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

           The following graphs compare the yearly change over the last five years and, for a longer-term perspective, over the last ten years, in the Company's cumulative total shareholder return (stock price appreciation plus the cumulative value of reinvested dividends) compared to the Standard & Poor's 500 Stock Index and a Combined Standard & Poor's Drug Group Index consisting of Abbott Laboratories; American Cyanamid Co.; American Home Products Corporation; Bristol-Myers Squibb Company; Johnson & Johnson; Eli Lilly and Company; Merck & Co., Inc.; Pfizer Inc.; Schering-Plough Corporation; Syntex Corporation; The Upjohn Company and Warner Lambert Company. Under this peer group index, the returns of each component company are weighted according to their respective stock market capitalization as of the beginning of each period for which a return is indicated. The graphs assume $100 was invested on December 31, 1988 (for five-year graph) and December 31, 1983 (for ten-year graph) and that all dividends were reinvested. The stock performance as shown on the Performance Graph should not be interpreted as a prediction of future stock performance.


                                                                                    5 YEAR TOTAL RETURN


Fiscal Year Basis:     December
                                                     Return           Return          Return          Return            Return
 Company \ Index Name                                1989             1990            1991            1992              1993
Upjohn Company                                       37.81             1.35           11.01          -17.27             -6.70
S&P 500 Index                                        31.69            -3.11           30.47            7.62             10.08
Peer Group                                           39.43            17.35           55.92          -17.04             -6.66


                                                     Indexed \ Cumulative Returns

                                Base
                               Period               Return           Return          Return          Return            Return
 Company \ Index Name           1988                 1989             1990            1991            1992              1993
Upjohn Company                   100                137.81           139.67          155.05          128.28            119.68
S&P 500 Index                    100                131.69           127.60          166.47          179.15            197.21
Peer Group                       100                139.43           163.63          255.13          211.66            197.56

Peer Group Population

Abbott Laboratories
American Cyanamid Co
American Home Products Corp
Bristol Myers Squibb
Johnson & Johnson
Lilly (Eli) & Co
Merck & Co
Pfizer Inc
Schering-Plough
Syntex Corp
Upjohn Co
Warner-Lambert Co

This total shareholders return model assumes reinvested dividends.


                                                                                 10 YEAR TOTAL RETURN


Fiscal Year Basis:     December
                         Return   Return   Return   Return   Return    Return    Return     Return     Return     Return
Company \ Index Name     1984     1985     1986     1987     1988      1989      1990       1991       1992       1993
Upjohn Company           23.74    95.94    42.25    -2.14     -1.82    37.81      1.35      11.01      -17.27     -6.70
S&P 500 Index             6.22    31.64    18.56     5.10     16.61    31.69     -3.11      30.47        7.62     10.08
Peer Group                9.03    47.26    37.44     8.59     14.84    39.43     17.35      55.92      -17.04     -6.66



                                                        Indexed \ Cumulative Returns

                         Base
                         Period   Return   Return    Return    Return    Return   Return    Return    Return    Return    Return
Company \ Index Name     1983     1984     1985      1986      1987      1988     1989      1990      1991      1992      1993

Upjohn Company           100      123.74   242.45    344.88    337.50    331.34    456.62    462.79    513.74    425.05    396.55
S&P 500 Index            100      106.22   139.83    165.78    174.24    203.18    267.55    259.25    338.24    364.00    400.69
Peer Group               100      109.03   160.55    220.67    239.61    275.16    383.66    450.24    702.01    582.40    543.60

Peer Group Population

Abbott Laboratories
American Cyanamid Co
American Home Products Corp
Bristol Myers Squibb
Johnson & Johnson
Lilly (Eli) & Co
Merck & Co
Pfizer Inc
Schering-Plough
Syntex Corp
Upjohn Co
Warner-Lambert Co


This total shareholders return model assumes reinvested dividends.

Retirement Benefits

           The following table illustrates the estimated annual benefits payable under the Company's pension plan upon retirement to persons in the specified remuneration and years-of-service classifications, assuming retirement at the normal Social Security retirement age and assuming the participant's remuneration is equivalent to his Final Average Salary under the plan and is equal to or greater than 150% of his Social Security Covered Compensation. The amounts shown include additional non-qualified pension benefits, represent straight-life annuity amounts notwithstanding the availability of joint survivorship provisions and are not subject to any offset or reduction for Social Security benefits.

                                                     PENSION PLAN TABLE
                                                                               Years of Service*
           Remuneration                   15 Years    20 Years     25 Years       30 Years     35 Years    40 Years*
             $   500,000 . . . . . . . . .$147,000     $196,000    $245,000     $  295,000   $  307,000    $  320,000
             $   700,000 . . . . . . . . .$207,000     $276,000    $345,000     $  415,000   $  432,000    $  450,000
             $   900,000 . . . . . . . . .$267,000     $356,000    $445,000     $  535,000   $  557,000    $  580,000
             $1,100,000 . . . . . . . . . $327,000     $436,000    $545,000     $  655,000   $  682,000    $  710,000
             $1,300,000 . . . . . . . . . $387,000     $517,000    $646,000     $  775,000   $  805,000    $  840,000
             $1,500,000 . . . . . . . . . $447,000     $573,000    $716,000     $  859,000   $  931,000    $  969,000
             $1,700,000 . . . . . . . . . $507,000     $679,000    $849,125     $1,019,000   $1,057,000    $1,104,000
___________________

* Service in excess of 40 years is not counted under the Company's pension plan.


           The compensation included as remuneration is the amounts listed under "Annual Compensation" in the Summary Compensation Table on page 13.
The current number of years of service credited for the following individuals at December 31, 1993, were: L. S. Smith, 35 years; J. R. Mitchell, 8 years;
G. A. Welch, 34 years; D. R. Parfet, 16 years; and R. C. Salisbury, 19 years.


Employment Agreements and Termination of Employment Arrangements

           Under an agreement made with J. L. Zabriskie when he joined the Company, he will receive a base salary of $800,000 and a bonus of at least $600,000 payable in March 1995 for services rendered in 1994. In addition, he received 15,000 shares of restricted stock to be earned in equal amounts in January 1995 and January 1996, which amount will be reduced by the value of any future performance share awards received from his prior employer. He was also granted a stock option for 250,000 shares that will become exercisable on January 3, 1995; a stock option for 50,000 shares that will become exercisable after January 3, 1996 when the stock price exceeds $34.06; and a stock option for 50,000 shares that will become exercisable after January 3, 1997 when the stock price exceeds $39.06. All of the stock options have a ten-year term and an exercise price of $29.06 per share. When Dr. Zabriskie retires, he will receive a retirement benefit under the Company's plans as if he had been employed by Upjohn for 28 years plus his actual years of service with the Company less the value of his pension from former employment. If Dr. Zabriskie's employment is terminated within the next four years, he will receive a severance payment of at least two years' base salary.


           Under an agreement made with J. R. Mitchell when he joined the Company, he will receive a retirement benefit equal to that which he would receive if he were granted 1.67 years of service for each actual year of service under the Company's pension plans, reduced by the value of the pension to be received by him from his former employment.


           The Company has a separation payment plan for eligible individual employee terminations, including executive officers, ranging from one week's base pay for employees with three months' service to 31 weeks' base pay for 30 or more years of service. The Company also has a plan for employees, including executive officers, who are terminated as a result of having their position eliminated, which provides for separation payments ranging from two weeks' base pay for employees with one year of service to 62 weeks' base pay for employees with 30 or more years of service.

In addition, the Company has a change-in-control severance plan for eligible employees, excluding executive officers, which may be terminated by the Board of Directors at any time prior to a change in control of the Company, which will provide severance benefits ranging from 4 weeks' base pay for employees with one year of service to 104 weeks' base pay for employees with 30 or more years of service payable in the event their employment is terminated within two years following a change in control of the Company. The Company has entered into a severance agreement with each executive officer providing for the payment of severance pay equal to 2.5 times the officer's annualized salary in the event his employment is terminated other than for cause, disability or retirement within 24 months following a change in control of the Company.


                               SHAREHOLDER PROPOSALS

           For approval, each of the following proposals must receive the affirmative vote of a majority of the total number of shares voting on such matter at the Annual Meeting of Shareholders. The names and addresses of the proponents of the following proposals and the number of shares of the Common Stock of the Company owned by them will be furnished, orally or in writing as requested, by the Secretary of the Company promptly upon receipt of any written or oral request.


         SHAREHOLDER PROPOSAL NO. 1 AND SHAREHOLDERS' STATEMENT IN SUPPORT

           WHEREAS, we believe all U. S. citizens and corporate entities are being called to sacrifice and to do their part in bringing about a more just and equitable health care system.


           During the 1980s, prescription drug prices increased at almost three times the rate of general inflation in the United States.


           The burden of these cost increases has been borne by individual consumers such as the elderly and the underinsured in the retail market as well as increased costs for the institutional health care facilities.


        The drug companies have been criticized by citizens, organizations, and U.S. government agencies as being unjust in the reaping of "excessive profits at the expense of millions of U.S. citizens."


        The price of drugs is consistently higher in the U.S. retail market than in other industrialized countries.


           The drug companies have argued that the higher prices in the U. S. are necessary to recoup research and development costs. While all persons who receive these drugs benefit from the research and development, U.S. consumers bear the burden of these costs.


           Pharmaceutical companies' recent efforts to limit overall price increases to inflation have failed to significantly benefit retail consumers due to discounted prices offered to volume purchasers such as HMOs and large purchasing groups.

           We believe U.S. citizens want reasonable limits on pharmaceutical prices.


           RESOLVED, the shareholders request the Board to create and implement a policy of price restraint of pharmaceutical products for both the average individual consumer and the institutional purchasers utilizing a combination of approaches to keep drug prices to a reasonable level.


           The Board will report to shareholders on positive changes in policies and pricing procedures for our pharmaceutical products by September, 1994.


           In creating this policy, the Board should consider a formula whereby the individual price on each of the top five prescription drugs for the retail market based on dollar volume in the U.S. for our Company be no higher than 10% of the average price for each of the five drugs in the top five markets of these same drugs in the industrialized world. If the price differential is more than 10% for any one of the drugs, that a voluntary cap be immediately placed on the price of said drug in the U.S. until the differential is within the 10%.


        Drug pricing has been a controversial topic for the last few years. Now that we are facing major reforms in our health care system in the U.S., it seems most appropriate that all pharmaceutical companies take their share of the responsibility in this reform effort.


BOARD OF DIRECTORS' STATEMENT AGAINST SHAREHOLDER PROPOSAL NO. 1

           The Board shares the shareholders' concern with increasing healthcare costs and supports healthcare reform. The Board believes that the price of Upjohn products is reasonable. The estimated cost per day of therapy of our top five U.S. pharmaceutical products, which represented 62% of Upjohn's 1993 U.S. sales, based on the Upjohn catalog price before wholesaler and retailer mark-up, is $1.51 for XANAX, $0.54 for MICRONASE, $0.27 for PROVERA, $1.77 for ANSAID and $1.46 for ROGAINE. In terms of the value that they provide to patients, the Board believes that these prices offer superior value, especially when compared with other products society buys for the same or higher prices. Further, the Board notes that the Company had a net price decrease for 1993 for its entire line of U.S. prescription products, compared to the CPI increase of 2.7%. Accordingly, the Board recommends a vote AGAINST Shareholder Proposal No. 1.


         SHAREHOLDER PROPOSAL NO. 2 AND SHAREHOLDER'S STATEMENT IN SUPPORT

           This proposal is motivated by the history of repeated and unjustified scare attacks on pharmaceuticals, agricultural chemicals, electronic devices, trucks, and automobiles by the television networks ABC, CBS, and NBC. It is presented to encourage Upjohn to take action to prevent further damage to its market, in particular, and to the nation, in general.


           While GM's recent proof of dishonest tests by NBC has had the salubrious effect of displaying fraud by NBC, it does not solve the problem of televised fraud in the discussion of engineering and scientific achievements and the products they create.


         It is proposed, therefore, that shareholders request Upjohn, either alone or with the cooperation of other manufacturers, to launch an aggressive attack on televised fraud and deceit.


           One form of this attack that should be considered is that of sponsoring a series of weekly, prime time, television programs to convince everyone that pharmacology played a central role in developing our present level of health and comfort and plays an essential role in maintaining and improving it.


           For example, the series could begin with a sequence of dramas depicting the living, and dying, conditions from Roman times through the middle-ages, with emphasis on the plagues and diseases that made life short and miserable. This sequence should introduce early efforts at using elixirs and potions to mitigate disease and pestilence as viewed by mothers of sick children, children of sick and wounded parents and by the healers of the times.


           After this introductory sequence, the next sequence could begin with the founding of pharmaceutical companies in this country and in Europe, with emphasis on the insight of their founders into the mechanism of disease and disorders. It may then focus on the trials, failures, and successes in developing specific pharmaceuticals. The expense of developing drugs and the cost of the numerous, but educational, failures encountered along the way should be emphasized. It should be demonstrated that failures are to be expected because we extend our knowledge of the real world only by a combination of reasoning and trial and error.


           The series should also explain the fundamentals of scientific reasoning; that only quantitative, or measurable, data is considered, that differences in measured data is significant if it is larger than the instrumentation errors involved in the measurements. The series should also repeatedly demonstrate that numbers, magnitudes, and methods of use are important whenever we evaluate materials: what is good in one amount may be harmful in another.


       These ideas are not difficult to demonstrate in an understandable manner. For example, water is essential to life when used in proper amounts. It can be fatal, however, when consumed to excess; and it is always fatal to anyone who is completely submerged in it for 20 minutes without adequate protection.


        This series of programs should be well received because of its high drama of lives and deaths of people and nations. If successful, it could, with added sponsors, be continued indefinitely and extended to all technologies to prevent future network attempts at suppressing progress toward a better life in the United States. Although an extension of this sort is not directly germane to Upjohn's activities, it is indirectly important because it can be a means of educating the public to fundamentals of careful scientific reasoning and thereby vitiate future media attempts at alarming the public when a new pharmaceutical product is developed and released.


BOARD OF DIRECTORS' STATEMENT AGAINST SHAREHOLDER PROPOSAL NO. 2

        The Board supports the importance of having a positive image of the Company and the pharmaceutical industry reflected in the media; however, it does not believe that the foregoing proposal is the appropriate means. The Board believes that actions similar to those already taken by the Company would be a better approach. For example, Upjohn recently sponsored an eight-part PBS series entitled "The Secret of Life" that explored recent advances in genetic research and the impact of those discoveries on daily life. In addition, Upjohn supports the media programs of the Pharmaceutical Manufacturers Association, which recently launched a national television and print campaign to explain why prescription medicines are the best hope to cure many of America's leading diseases and that pharmaceutical research companies are the source of more than 90 percent of those medicines. This campaign will reach millions of people over the next few months. The Board believes that these efforts are more effective than the foregoing proposal. Accordingly, the Board recommends a vote AGAINST Shareholder Proposal No. 2.


                            SHAREHOLDER PROPOSAL NO. 3
              (NO OTHER SHAREHOLDER'S STATEMENT IN SUPPORT SUBMITTED)

        WHEREAS, in human fertilization, the uniting of the sperm and ovum, a cellular process with unique genetic characteristics, different than the mother and father, begins.


           WHEREAS, many scientists and individuals believe a distinct human life is formed after fertilization occurs.


           WHEREAS, cellular evidence of personhood is admissible in a court of law.


           WHEREAS, some of the Company's products have effects that inhibit the development of this genetically distinct human life after fertilization.


           WHEREAS, any product that inhibits the development of unborn human life may be considered an abortifacient.


           WHEREAS, considering the sensitive nature of the subject of abortion, women should have as much information as possible in making informed decisions.


           RESOLVED, the shareholders request the board of directors to form a committee. The purpose of this committee would be to formulate an educational plan that would inform literate and non-literate women of the possible abortifacient action of any of the Company's products. The committee would report to the board by November 1, 1994, with their specific recommendations. This report, excluding any proprietary information, should be made available to all shareholders at that time.


BOARD OF DIRECTORS' STATEMENT AGAINST SHAREHOLDER PROPOSAL NO. 3

           The Board believes that women should have all appropriate information regarding possible abortifacient effects of the Company's products. The Company provides information regarding the reproductive consequences of its products to physicians and pharmacists. In addition, this information for most U.S. products is published in the Physician's Desk Reference, which is publicly available in many libraries and bookstores. However, the Company believes that a woman's physician is in the best position to provide education about possible abortifacient effects of our products. Accordingly, the Board recommends a vote AGAINST Shareholder Proposal No. 3.



                    Relationship With Independent Accountants

           Coopers & Lybrand, who have been the Company's independent accountants for a number of years, have been selected by the Board of Directors to be its independent accountants for the current year. A representative of this firm will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if desired to do so and will be available to respond to shareholder questions.


                         Receipt of Shareholder Proposals

           For inclusion in the Company's 1995 proxy statement, all shareholder proposals for consideration at the Annual Meeting of Shareholders of the Company to be held in 1995 must be received at the Company's executive offices by December 10, 1994. Such proposals must also comply with all other regulations of the Securities and Exchange Commission.


                                  Other Business

           The Company knows of no other business to come before the meeting. If, however, other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.

By order of the Board of Directors,


Kenneth M. Cyrus


Secretary

Dated:  April 8, 1994

                                   (Upjohn logo)



                                  [FRONT]


                            THE UPJOHN COMPANY
               7000 Portage Road, Kalamazoo, Michigan  49001
    [Upjohn logo]                                                   PROXY
                       ANNUAL MEETING, MAY 17, 1994
        This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints K. M. Cyrus and J. L. Zabriskie, Ph.D., and each of them, as proxies with power of substitution, to vote all the stock of THE UPJOHN COMPANY, which the undersigned has the power to vote at its Annual Meeting or at any adjournment thereof, as specified on the reverse side and, in their discretion, upon any other business as may properly come before the meeting.

/ /  Check here for address change.

New Address: _________________________
______________________________________
______________________________________

/ /   Check here if you plan to attend the meeting.

                (continued and to be signed on other side)

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                                                    [BACK]


                           PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /
                             If you sign this proxy without checking any boxes, this proxy shall be voted FOR all nominees and AGAINST all proposals.


                                                                       WITHHELD
                                                             FOR all   from all
                                                            nominees   nominees     FOR    all nominees, except vote
                                                                                           withheld from the following
                                                                                           nominees:
1.  Nominees:  Frank C. Carlucci, William D. Mulholland,       / /        / /       / /
    R. T. Parfet, Jr., John L. Zabriskie, Ph.D.
                                                                                           ____________________________


2. SHAREHOLDER PROPOSAL No. 1                                  FOR      AGAINST   ABSTAIN
                                                               / /        / /       / /


                                                               3.  SHAREHOLDER PROPOSAL No. 2    FOR  AGAINST ABSTAIN
                                                                                                 / /    / /     / /

                                                               4.  SHAREHOLDER PROPOSAL No. 3    FOR  AGAINST ABSTAIN
                                                                                                 / /    / /     / /


                                                               PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS
                                                               ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY,
                                                               SIGN NAME AND INDICATE TITLE.

                                                               _________________________________________   __________
                                                                              Signature                      Date
                                                               _________________________________________   __________
                                                                              Signature                      Date

                                                               PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY
                                                               USING THE ENCLOSED ENVELOPE.
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